Exhibit 99.1

Contact:

Jill Saunders

314-423-8000 ext. 5293

jills@buildabear.com

BUILD-A-BEAR WORKSHOP Inc., Names Michael Shaffer

To Its Board of Directors

ST. LOUIS (May 12, 2014) –Build-A-Bear Workshop, Inc. (NYSE: BBW) announced today that Michael Shaffer has been appointed to the Company’s board of directors.

Mr. Shaffer, 51, will serve as Chairman of the Audit Committee and a member of the Nominating and Corporate Governance Committee. With Mr. Shaffer’s appointment, the Build-A-Bear Workshop board has eight members, six of whom, including Mr. Shaffer, are deemed independent by the Board under New York Stock Exchange rules and other applicable regulations.

As previously announced, Virginia Kent and Louis Mucci did not stand for reelection when their terms expired at the Build-A-Bear Workshop 2014 Annual Meeting of Stockholders.

Mr. Shaffer is Executive Vice President and Chief Operating & Financial Officer for New York-based PVH Corp. where he oversees the retail division, treasury, corporate finance, information technology, and logistics services.

Mr. Shaffer joined PVH Corp. in 1990 and has held numerous positions in its wholesale and retail divisions, including Director of Accounting Operations, Division Controller, Vice President and Controller, Senior Vice President of Retail Operations, and Executive Vice President of Finance. In 2006, he was named Executive Vice President, Chief Financial Officer before being promoted to his current role.

Prior to joining PVH Corp., Mr. Shaffer served as a Senior Auditor at Deloitte & Touche LLP. He has more than 25 years of diverse financial management and executive leadership experience in the apparel and financial industries.

“We are very fortunate to have Mike join our Board. Under his leadership, PVH has consistently ranked in the top tier for apparel companies in terms of revenue growth, EPS growth and shareholder return. His expertise is a great addition and complements the strengths of our existing Board,” said Sharon John, chief executive officer of Build-A-Bear Workshop.

Mr. Shaffer graduated from George Washington University with a bachelor’s degree in accounting and is a Certified Public Accountant.

About Build-A-Bear Workshop, Inc.

Founded in St. Louis in 1997, Build-A-Bear Workshop, Inc. is the only global company that offers an interactive make-your-own stuffed animal retail-entertainment experience. There are approximately 400 Build-A-Bear Workshop stores worldwide, including company-owned stores in the U.S., Puerto Rico, Canada, the United Kingdom and Ireland, and franchise stores in Europe, Asia, Australia, Africa, the Middle East, and Mexico. The company was named to the FORTUNE 100 Best Companies to Work For® list for the sixth year in a row in 2014.  Build-A-Bear Workshop (NYSE:BBW) posted total revenue of $379.1 million in fiscal 2013.  For more information, call 888.560.BEAR (2327) or visit the Investor Relations section of its award-winning Web site at buildabear.com®.

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